EXHIBIT 99





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                [PEOPLES-SIDNEY FINANCIAL CORPORATION LETTERHEAD]


For Information Contact:                                 For Release:
Douglas Stewart, President                               Tuesday, April 14, 1999


                      PEOPLES-SIDNEY FINANCIAL CORPORATION
                    ANNOUNCES QUARTERLY EARNINGS AND DIVIDEND

(Sidney, Ohio: NASD-NMS "PSFC") Douglas Stewart, President of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings & Loan Association, announced today the Corporation's third quarter earnings for the fiscal year ending June 30, 1999.

Net income for the three month period ended March 31, 1999 was $179,000 or $0.11 basic earnings per share. This compares to net income of $332,000 or $0.20 basic earnings per share for the same period in 1998.

The decrease in quarterly earnings is due in part to the continuing operating expenses relating to the addition of branch offices in Anna and Jackson Center, Ohio which opened in the fall of 1998. Currently branch activity is progressing as expected at both locations Also contributing to the increase in operating expenses were amounts relating to the Management Recognition Plan which was approved by the shareholders and implemented in May 1998. In addition, the Corporation paid a return of capital totaling $7.1 million on June 26, 1998 as a means of capital management. This payment resulted in the Association taking advances from the Federal Home Loan Bank of Cincinnati to avoid reducing total assets. The interest expense on these advances totaled $114,000 for the three months ended March 31, 1999.

On April 9, 1999 the Board of Directors declared a quarterly cash dividend of $.07 per share for stockholders of record on April 26, 1999. This dividend will be payable on May 10, 1999.

Peoples Federal serves Shelby County with offices at 101 E. Court Street, Sidney, 405 S. Pike Street, Anna and 115 E. Pike Street, Jackson Center, Ohio. The Corporation had assets of $109 million and $18 million in shareholders' equity as of March 31, 1999.